EXHIBIT 99.1


                    NBOG BANCORPORATION, INC. AND SUBSIDIARY
                              GAINESVILLE, GEORGIA


                     CONSOLIDATED FINANCIAL STATEMENTS AS OF
                         DECEMBER 31, 2004 AND 2003 AND
             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                    NBOG BANCORPORATION, INC. AND SUBSIDIARY


                                    CONTENTS



Report  of  Independent  Registered  Public  Accounting  Firm. . . . . . .   F-1

Consolidated  Balance  Sheets. . . . . . . . . . . . . . . . . . . . . . .   F-2

Consolidated  Statements  of  Operations . . . . . . . . . . . . . . . . .   F-4

Consolidated  Statements  of  Comprehensive  Income  (Loss). . . . . . . .   F-5

Consolidated  Statements  of  Changes  in  Stockholders'  Equity . . . . .   F-6

Consolidated  Statements  of  Cash  Flows. . . . . . . . . . . . . . . . .   F-7

Notes  to  Consolidated  Financial  Statements . . . . . . . . . . . . . .   F-8

                   McNair, McLemore, Middlebrooks & Co., LLP
                          CERTIFIED PUBLIC ACCOUNTANTS

RALPH S. McLEMORE, SR., CPA (1963-1977)
SIDNEY B. McNAIR, CPA (1954-1992)
---------------------------------------


                                                   RICHARD A. WHITTEN, JR., CPA
SIDNEY E. MIDDLEBROOKS, CPA, PC                    ELIZABETH WARE HARDIN, CPA
RAY C. PEARSON, CPA                                CAROLINE E. GRIFFIN, CPA
J. RANDOLPH NICHOLS, CPA                           RONNIE K. GILBERT, CPA
WILLIAM H. EPPS, JR., CPA                          RON C. DOUTHIT, CPA
RAYMOND A. PIPPIN, JR., CPA                        CHELSEY P. CAWTHON, JR., CPA
JERRY A. WOLFE, CPA                                CHARLES A. FLETCHER, CPA
W. E. BARFIELD, JR., CPA                           MARJORIE HUCKABEE CARTER, CPA
HOWARD S. HOLLEMAN, CPA                            BRYAN A. ISGETT, CPA
F. GAY McMICHAEL, CPA                              DAVID PASCHAL MUSE, JR., CPA


                                 March 25, 2005

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
NBOG Bancorporation, Inc.

We have audited the accompanying consolidated balance sheets of NBOG BANCORPORATION, INC. AND SUBSIDIARY as of December 31, 2004, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of NBOG Bancorporation, Inc. and Subsidiary as of December 31, 2003 and 2002 were audited by other auditors whose report dated February 20, 2004 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NBOG Bancorporation, Inc. and Subsidiary as of December 31, 2004, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.



                                  /s/ McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP


--------------------------------------------------------------------------------
           389 Mulberry Street - Post Office Box One - Macon, GA 31202
               Telephone (478) 746-6277 - Facsimile (478) 743-6858
                                 www.mmmcpa.com

                    NBOG BANCORPORATION, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31

                                     ASSETS

                                                             2004          2003
                                                         ------------  ------------
CASH AND CASH EQUIVALENTS
  Cash and Due from Banks                                $ 1,125,521   $ 1,439,912
  Federal Funds Sold                                       5,301,000     2,365,000
                                                         ------------  ------------

                                                           6,426,521     3,804,912
                                                         ------------  ------------

INVESTMENT SECURITIES AVAILABLE FOR SALE, AT FAIR VALUE    5,348,728     2,744,662
                                                         ------------  ------------

OTHER INVESTMENTS                                            234,850       207,550
                                                         ------------  ------------

LOANS                                                     32,291,811    47,163,482
  Allowance for Loan Losses                                 (989,852)     (565,962)
                                                         ------------  ------------

                                                          31,301,959    46,597,520
                                                         ------------  ------------

PREMISES AND EQUIPMENT                                     2,464,768       691,051
                                                         ------------  ------------

OTHER REAL ESTATE                                          1,905,053       179,303
                                                         ------------  ------------

OTHER ASSETS                                                 329,640     1,382,318
                                                         ------------  ------------

TOTAL ASSETS                                             $48,011,519   $55,607,316
                                                         ============  ============

The accompanying notes are an integral part of these consolidated balance sheets.

                    NBOG BANCORPORATION, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31


                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                        2004          2003
                                                    ------------  ------------
DEPOSITS
  Noninterest-Bearing                               $ 2,325,228   $ 2,241,644
  Interest-Bearing                                   41,401,631    46,843,478
                                                    ------------  ------------

                                                     43,726,859    49,085,122
                                                    ------------  ------------

OTHER LIABILITIES                                       366,640        45,267
                                                    ------------  ------------

COMMITMENTS

STOCKHOLDERS' EQUITY
  Preferred Stock, No Par Value; 10,000,000 Shares
    Authorized; No Shares Issued and Outstanding              -             -
  Common Stock, No Par Value; 50,000,000 Shares
    Authorized; 805,389 and 746,890 Shares Issued
    and Outstanding in 2004 and 2003, Respectively    7,527,820     7,176,408
  Accumulated Deficit                                (3,585,102)     (695,561)
  Accumulated Other Comprehensive Loss                  (24,698)       (3,920)
                                                    ------------  ------------

                                                      3,918,020     6,476,927
                                                    ------------  ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $48,011,519   $55,607,316
                                                    ============  ============

The accompanying notes are an integral part of these consolidated balance sheets.

                           NBOG BANCORPORATION, INC. AND SUBSIDIARY
                            CONSOLIDATED STATEMENTS OF OPERATIONS
                               FOR THE YEARS ENDED DECEMBER 31


                                                          2004         2003          2002
                                                      ------------  -----------  ------------
INTEREST INCOME
  Loans, Including Fees                               $ 3,370,322   $3,217,455   $   925,545
  Investments                                              95,727      149,595       123,512
  Federal Funds Sold                                       80,277       53,639       234,404
                                                      ------------  -----------  ------------

                                                        3,546,326    3,420,689     1,283,461
                                                      ------------  -----------  ------------

INTEREST EXPENSE
  Deposits                                              1,144,287    1,333,018       876,975
  Other                                                         -            -         7,450
                                                      ------------  -----------  ------------

                                                        1,144,287    1,333,018       884,425
                                                      ------------  -----------  ------------

NET INTEREST INCOME                                     2,402,039    2,087,671       399,036

  Provision for Loan Losses                             2,274,748      341,305       259,744
                                                      ------------  -----------  ------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES       127,291    1,746,366       139,292
                                                      ------------  -----------  ------------

NONINTEREST INCOME
  Service Charges on Deposits                              70,688       64,355        17,870
  Gain on Sale or Call of Investment Securities               211        4,816             -
  Mortgage Origination and Processing Fees                 84,980      170,092         3,477
  Other                                                     5,434       18,846        21,119
                                                      ------------  -----------  ------------

                                                          161,313      258,109        42,466
                                                      ------------  -----------  ------------

NONINTEREST EXPENSES
  Salaries and Employee Benefits                        1,164,723      890,642       736,326
  Occupancy and Equipment                                 306,816      267,168       184,870
  Professional Fees                                       266,531      140,449        72,403
  Other                                                   775,318      376,526       328,985
                                                      ------------  -----------  ------------

                                                        2,513,388    1,674,785     1,322,584
                                                      ------------  -----------  ------------

INCOME (LOSS) BEFORE INCOME TAXES                      (2,224,784)     329,690    (1,140,826)

  Income Taxes (Benefit)                                  664,757     (649,757)            -
                                                      ------------  -----------  ------------

NET INCOME (LOSS)                                     $(2,889,541)  $  979,447   $(1,140,826)
                                                      ============  ===========  ============

BASIC EARNINGS (LOSS) PER SHARE                       $     (3.87)  $     1.45   $     (1.74)
                                                      ============  ===========  ============

WEIGHTED AVERAGE SHARES OUTSTANDING                   $   747,391   $  673,408   $   655,722
                                                      ============  ===========  ============

The accompanying notes are an integral part of these consolidated statements.

                           NBOG BANCORPORATION, INC. AND SUBSIDIARY
                    CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                                          DECEMBER 31


                                                             2004        2003         2002
                                                         ------------  ---------  ------------
NET INCOME (LOSS)                                        $(2,889,541)  $979,447   $(1,140,826)
                                                         ------------  ---------  ------------

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
  Gains (Losses) on Securities Arising During the Year       (20,639)   (63,796)       63,055
  Reclassification Adjustment                                   (139)    (3,179)            -
                                                         ------------  ---------  ------------

  Unrealized Gains (Losses) on Securities                    (20,778)   (66,975)       63,055
                                                         ------------  ---------  ------------

COMPREHENSIVE INCOME (LOSS)                              $(2,910,319)  $912,472   $(1,077,771)
                                                         ============  =========  ============

The accompanying notes are an integral part of these consolidated statements.

                                            NBOG BANCORPORATION, INC. AND SUBSIDIARY
                                   CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                      FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

                                                 COMMON STOCK           STOCK                        ACCUMULATED
                                             ---------------------   SUBSCRIPTION    ACCUMULATED    COMPREHENSIVE
                                              SHARES     AMOUNT       RECEIVABLE       DEFICIT      INCOME (LOSS)      TOTAL
                                             --------  -----------  --------------  -------------  ---------------  ------------
BALANCE, DECEMBER 31, 2001                          -  $      200   $        (200)  $   (534,182)  $            -   $  (534,182)

  Proceeds from Stock Offering,
    Net of Offering Costs of $273,438         655,722   6,282,782                                                     6,282,782
  Cancellation of Organizational
    Shares Subscription                                      (200)            200
  Unrealized Gain on Securities
    Available for Sale                                                                                     63,055        63,055
  Net Loss                                                                            (1,140,826)                    (1,140,826)
                                             --------  -----------  --------------  -------------  ---------------  ------------

BALANCE, DECEMBER 31, 2002                    655,722   6,282,782                     (1,675,008)          63,055     4,670,829

  Proceeds from Stock Offering,
    Net of Offering Costs of $18,055           91,168     893,626                                                       893,626
  Unrealized Loss on Securities Available
    for Sale, Net of Tax Benefit of $34,502                                                               (66,975)      (66,975)
  Net Income                                                                             979,447                        979,447
                                             --------  -----------  --------------  -------------  ---------------  ------------

BALANCE, DECEMBER 31, 2003                    746,890   7,176,408                       (695,561)          (3,920)    6,476,927

  Proceeds from Stock Offering                 58,499     351,412                                                       351,412
  Unrealized Loss on Securities Available
    for Sale, Net of Tax Benefit of $10,704                                                               (20,778)      (20,778)
  Net Loss                                                                            (2,889,541)                    (2,889,541)
                                             --------  -----------  --------------  -------------  ---------------  ------------

BALANCE, DECEMBER 31, 2004                    805,389  $7,527,820   $           -   $ (3,585,102)  $      (24,698)  $ 3,918,020
                                             ========  ===========  ==============  =============  ===============  ============

See accompanying notes to consolidated financial statements.

                                   NBOG BANCORPORATION, INC. AND SUBSIDIARY
                                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                        FOR THE YEARS ENDED DECEMBER 31


                                                                        2004          2003           2002
                                                                    ------------  -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income (Loss)                                                 $(2,889,541)  $    979,447   $ (1,140,826)
  Adjustments to Reconcile Net Income (Loss) to
    Net Cash Provided (Used) by Operating Activities
      Provision for Loan Losses                                       2,274,749        341,305        259,744
      Provision for Losses on Other Real Estate                          46,684              -              -
      Depreciation, Amortization and Accretion                          164,909        168,110        111,930
      Gain on Sale or Call of Investment
        Securities Available for Sale                                      (211)        (4,816)             -
      (Gain) Loss on Sale of Other Real Estate                           40,796         (2,479)             -
      Loss on Sale or Retirement of Premises and Equipment               28,001              -              -
      CHANGE IN
        Other Assets                                                    967,018       (761,181)      (169,931)
        Other Liabilities                                               321,375       (446,104)       470,723
                                                                    ------------  -------------  -------------

                                                                        953,780        274,282       (468,360)
                                                                    ------------  -------------  -------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of Investment Securities Available for Sale              (4,023,692)    (2,516,719)    (6,906,472)
  Proceeds from Maturities, Calls and Paydowns of
    Investment Securities Available for Sale                          1,375,342      2,595,335              -
  Proceeds from Sales of Investment Securities Available for Sale             -      4,011,338              -
  Purchases of Other Investments                                       (100,400)       (74,900)      (145,250)
  Proceeds from the Sale of Other Investments                            73,100         12,600              -
  Net Change in Loans                                                10,937,452    (21,822,551)   (25,976,459)
  Proceeds from the Sale of Other Real Estate                           366,494         36,784              -
  Proceeds from the Sale of Premises and Equipment                       14,500              -              -
  Purchases of Premises and Equipment,
    Including Construction in Progress                               (1,968,116)      (176,906)      (481,717)
                                                                    ------------  -------------  -------------

                                                                      6,674,680    (17,935,019)   (33,509,898)
                                                                    ------------  -------------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net Change in Deposits                                             (5,358,263)     6,777,796     42,307,326
  Repayment of Notes Payable                                                  -              -     (1,082,140)
  Payment of Deferred Offering Costs                                          -        (18,055)        (8,921)
  Proceeds from the Issuance of Common Stock                            351,412        911,681      6,556,220
                                                                    ------------  -------------  -------------

                                                                     (5,006,851)     7,671,422     47,772,485
                                                                    ------------  -------------  -------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                  2,621,609     (9,989,315)    13,794,227

CASH AND CASH EQUIVALENTS, BEGINNING                                  3,804,912     13,794,227              -
                                                                    ------------  -------------  -------------

CASH AND CASH EQUIVALENTS, ENDING                                   $ 6,426,521   $  3,804,912   $ 13,794,227
                                                                    ============  =============  =============

See  accompanying  notes  to  consolidated  financial  statements.

                    NBOG BANCORPORATION, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES  OF  CONSOLIDATION

The consolidated financial statements include the accounts of NBOG Bancorporation, Inc. (the Company) and its wholly-owned subsidiary, The National Bank of Gainesville (the Bank). All significant intercompany balances and transactions have been eliminated in consolidation.

NATURE  OF  OPERATIONS

The Bank provides a variety of retail and commercial banking services for consumers and small businesses located primarily in the Gainesville, Georgia area. Lending and investing activities are funded primarily by deposits gathered through its banking office. The Bank commenced operations on March 21, 2002.

USE  OF  ESTIMATES

In preparing the consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the valuation of deferred tax assets.

RECLASSIFICATIONS

In certain instances, amounts reported in prior years' consolidated financial statements have been reclassified to conform to statement presentations selected for 2004. Such reclassifications had no effect on previously reported stockholders' equity or net income.

CONCENTRATIONS OF CREDIT RISK

Lending is concentrated in mortgage, commercial and consumer loans to local borrowers. In management's opinion, although the Bank has a high concentration of real estate loans, these loans are well collateralized and do not pose an adverse credit risk. In addition, the balance of the loan portfolio is sufficiently diversified to avoid significant concentration of credit risk.

The success of the Bank is dependent, to a certain extent, upon the economic conditions in the geographic markets it serves. No assurance can be given that the current economic conditions will continue. Adverse changes in the economic conditions in these geographic markets would likely have a material detrimental effect on the Bank's results of operations and financial condition. The operating results of the Bank depend primarily on its net interest income. Accordingly, operations are subject to risks and uncertainties surrounding the exposure to changes in the interest rate environment.

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

INVESTMENT  SECURITIES

Investment securities are recorded under the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, whereby the Bank may classify its securities as trading, available for sale or held to maturity. Trading securities are purchased and held for sale in the near term. Securities held to maturity are those which the Bank has the ability and intent to hold until maturity. All other securities not classified as trading or held to maturity are considered available for sale. As of December 31, 2004 and 2003, all investment securities are classified as available for sale.

Securities available for sale are reported at estimated fair value. Unrealized gains and losses on securities available for sale are excluded from earnings and are reported, net of deferred taxes, in accumulated other comprehensive income
(loss), a component of stockholders' equity. Gains and losses from sales of securities available for sale are computed using the specific identification method. This caption includes securities, which may be sold to meet liquidity needs arising from unanticipated deposit and loan fluctuations, changes in regulatory capital requirements or unforeseen changes in market conditions. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Declines in the fair value of individual securities available for sale below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

OTHER  INVESTMENTS

Other investments include equity securities with no readily determinable fair value. These investments are carried at cost.

LOANS

Loans that the Bank has the ability and intent to hold for the foreseeable future or until maturity are recorded at their principal amount outstanding, net of unearned interest and fees. Interest income on loans is recognized using the effective interest method.

When management believes there is sufficient doubt as to the collectibility of principal or interest on any loan, the accrual of applicable interest is discontinued and the loan is designated as nonaccrual, unless the loan is well secured and in the process of collection. Interest payments received on nonaccrual loans are either applied against principal or reported as income, according to management's judgment as to the collectibility of principal. Loans are returned to an accrual status when factors indicating doubtful collectibility on a timely basis no longer exist.

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

ALLOWANCE  FOR  LOAN  LOSSES

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revisions as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent.

PREMISES  AND  EQUIPMENT

Premises and equipment are carried at cost less accumulated depreciation. Depreciation of premises and equipment is provided over the estimated useful lives of the respective assets utilizing the straight-line method. Premises and equipment that are still undergoing development and have not been placed in service are classified as construction in process and are not depreciated.
Expenditures for major renewals and betterments are capitalized and those for maintenance and repairs are charged to income as incurred.

OTHER  REAL  ESTATE

Other real estate owned represents property acquired through foreclosure. Properties are carried at the lower of cost or current appraisal values. Losses from the acquisition of property in full or partial satisfaction of debt are recorded as loan losses. Subsequent declines in value, routine holding costs and gains or losses upon disposition are included in other expense.

INCOME  TAXES

The Company accounts for income taxes under the liability method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities result in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies.

COMPREHENSIVE  INCOME

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, represent equity changes from economic events of the period other than transactions with owners and are not reported in the consolidated statements of operations but as a separate component of the equity section of the consolidated balance sheets. Such items are considered components of other comprehensive income. SFAS No. 130, Reporting Comprehensive Income, requires the presentation in the consolidated financial statements of net income and all items of other comprehensive income as total comprehensive income.

NET  INCOME  (LOSS)  PER  SHARE

     Net earnings (loss) per common share are based on the weighted average number of common shares outstanding during the period. The effects of potential common shares outstanding, including warrants, Net income (loss) per common share are based on the weighted average number of common shares outstanding during the period. The effects of potential common shares outstanding, including warrants, are included in diluted earnings per share. For both 2004 and 2003, there were no common stock equivalents as the strike price equaled the market value of the stock during 2004 and 2003. No common stock equivalents were considered in 2002 as the effects of such would be antidilutive to the loss per share calculation.

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

STOCK  COMPENSATION  PLANS

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," encourages all entities to adopt a fair value based method of accounting for employee stock Statments SFAS No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, (APB 25) whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Under ABP 25, stock options issued under the Company's stock option plan have no intrinsic value at the grant date and, as such, no compensation cost is recognized. The Company has elected to continue with the accounting methodology in APB 25. As of December 31, 2004, the Company's stock options had an additional proforma effect of $40,920, net of tax, to the $2,889,541 net loss incurred for the year. However, as of December 31, 2003, the Company's options had no proforma effect to net earnings reported as there were no options that vested in the reporting period.

STATEMENTS  OF  CASH  FLOWS

For reporting cash flows, cash and cash equivalents include cash on hand, noninterest-bearing amounts due from banks and federal funds sold. Cash flows from demand deposits, NOW accounts, savings accounts, loans and certificates of deposit are reported net.

Supplementary  cash  flow  information:

                                                       2004         2003        2002
                                                    -----------  -----------  --------
Cash Paid During the Year for Interest,
  Net of Capitalized Interest of $51,162
  and $6,050 in 2004 and 2003, Respectively         $1,204,717   $1,697,119   $417,393
                                                    ===========  ===========  ========

Cash Paid for Income Taxes                          $   15,000   $        -   $      -
                                                    ===========  ===========  ========

Noncash investing and financing activities:

                                                       2004         2003        2002
                                                    -----------  -----------  --------

Transfer of Loans to Other Real Estate              $2,425,179   $  600,441   $      -
                                                    ===========  ===========  ========

Change in Unrealized Gain (Loss)
  on Securities Available for Sale                  $  (20,778)  $  (66,975)  $ 63,055
                                                    ===========  ===========  ========

Recognition of Previously Deferred Offering Costs   $        -   $        -   $264,517
                                                    ===========  ===========  ========

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

CHANGES  IN  ACCOUNTING  PRINCIPLES AND EFFECTS OF NEW ACCOUNTING PRONOUNCEMENTS

Emerging Issues Task Force Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, (EITF 03-1) was issued in late 2003 with an effective date of March 31, 2004. EITF 03-1 provides guidance for determining the meaning of "other-than-temporarily impaired" and its application to certain debt and equity securities within the scope of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and investments accounted for under the cost method. The guidance requires that investments which have declined in value due to credit concerns or solely due to changes in interest rates must be recorded as other than temporarily impaired unless the Bank can assert and demonstrate its intention to hold the security for a period of time sufficient to allow for a recovery of fair value up to or beyond the cost of the investment which might mean maturity. This issue also requires disclosures assessing the ability and intent to hold investments in instances in which an investor determines that an investment with a fair value less than cost is not other than temporarily impaired.

On September 30, 2004, the FASB delayed indefinitely the effective date for the measurement and recognition guidance contained in EITF 03-1. This delay does not suspend the requirement to recognize other than temporary impairments as required by existing authoritative literature or to disclose certain information on impaired investments. The application of the guidance originally included in EITF 03-1 would not have had a material effect on the Bank's financial condition or results of operations.

In December 2004, the FASB issued an amendment to SFAS 123 (SFAS 123R) which eliminates the ability to account for share-based compensation transactions using Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and generally requires that such transactions be accounted for using a fair value-based method. SFAS 123R will be effective for the Bank beginning January 1, 2006. The adoption of SFAS 123R will not result in a material impact on the Bank's results of operations or financial condition.

(2)  INVESTMENT  SECURITIES  AVAILABLE  FOR  SALE

At December 31, 2004 and 2003, the amortized cost and fair value of investment securities available for sale are summarized as follows:

                                           GROSS        GROSS
                            AMORTIZED   UNREALIZED    UNREALIZED      FAIR
          2004                 COST        GAINS        LOSSES       VALUE
                            ----------  -----------  ------------  ----------

U.S. Government Agencies    $1,498,951  $         -  $   (14,101)  $1,484,850
                            ----------  -----------  ------------  ----------
Mortgage Backed Securities   3,887,199        2,007      (25,328)   3,863,878

                            $5,386,150  $     2,007  $   (39,429)  $5,348,728
                            ==========  ===========  ============  ==========

         2003

U.S. Government Agencies
  and Treasuries            $1,498,128  $     1,020  $    (5,533)  $1,493,615
Mortgage Backed Securities   1,252,473        4,320       (5,746)   1,251,047
                            ----------  -----------  ------------  ----------

                            $2,750,601  $     5,340  $   (11,279)  $2,744,662
                            ==========  ===========  ============  ==========

The following outlines the unrealized losses and fair value by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2004 and 2003:

                         LESS THAN             12  MONTHS
                         12 MONTHS             OR GREATER             TOTAL
                 ------------------------  -------------------  ------------------------
                                GROSS                 GROSS                    GROSS
                    FAIR      UNREALIZED    FAIR   UNREALIZED      FAIR      UNREALIZED
      2004         VALUE        LOSSES     VALUE     LOSSES       VALUE        LOSSES
                 ----------  ------------  ------  -----------  ----------  ------------
U.S. Government
  Agencies       $1,484,850  $   (14,101)  $    -  $         -  $1,484,850  $   (14,101)
Mortgage Backed
  Securities      2,702,736      (25,328)       -            -   2,702,736      (25,328)
                 ----------  ------------  ------  -----------  ----------  ------------

                 $4,187,586  $   (39,429)  $    -  $         -  $4,187,586  $   (39,429)
                 ==========  ============  ======  ===========  ==========  ============

      2003

U.S. Government
  Agencies       $  492,815  $    (5,533)  $    -  $         -  $  492,815  $    (5,533)
Mortgage Backed
  Securities        919,088       (5,746)       -            -     919,088       (5,746)
                 ----------  ------------  ------  -----------  ----------  ------------

                 $1,411,903  $   (11,279)  $    -  $         -  $1,411,903  $   (11,279)
                 ==========  ============  ======  ===========  ==========  ============

(2)  INVESTMENT  SECURITIES  AVAILABLE  FOR  SALE  (CONTINUED)

At December 31, 2004, unrealized losses on the debt securities arose due to changing interest rates and market conditions and are considered to be temporary because of acceptable investment grades where the repayment sources of principal and interest are backed by the U.S. Government and Government sponsored corporations. At December 31, 2004, six out of nine securities issued by U.S. Government agencies and Government sponsored corporations, including mortgage backed securities, contained unrealized losses.

The amortized cost and estimated fair value of investment securities available for sale at December 31, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                            AMORTIZED    ESTIMATED
                               COST     FAIR VALUE
                            ----------  -----------
U.S. Government Agencies
  1 to 5 Years              $1,498,951  $ 1,484,850
Mortgage Backed Securities   3,887,199    3,863,878
                            ----------  -----------

                            $5,386,150  $ 5,348,728
                            ==========  ===========

At December 31, 2004, there were no securities required to be pledged to secure public deposits. Securities with a carrying value of approximately $80,000 were pledged to secure public deposits at December 31, 2003.

Proceeds from the sales of investment securities available for sale totaled $4,011,338 for the year ended December 31, 2003. Gross gains in the amount of $4,816 were recognized on those sales by the Company during 2003. There were no sales of investment securities in 2004 and 2002.


(3)  LOANS

The composition of loans as of December 31 are:

                                           2004         2003
                                        -----------  -----------
Commercial, Financial and Agricultural  $ 7,043,577  $ 7,213,085
Real Estate-Mortgage                     15,821,976   19,222,273
Real Estate-Construction                  1,782,584   10,671,023
Consumer                                  7,643,674   10,057,101
                                        -----------  -----------

                                        $32,291,811  $47,163,482
                                        ===========  ===========

The Bank grants loans and extensions of credit to individuals and a variety of businesses and corporations located primarily in its general trade area of Hall County, Georgia. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

(4)  ALLOWANCE  FOR  LOAN  LOSSES

Transactions in the allowance for loan losses are summarized for the years ended December 31 as follows:

                                               2004        2003       2002
                                           ------------  ---------  ---------
BALANCE, BEGINNING                         $   565,962   $257,589   $      -
  Provision Charged to Operating Expenses    2,274,749    341,305    259,744
  Loans Charged Off                         (2,048,216)   (40,384)    (2,155)
  Loan Recoveries                              197,357      7,452          -
                                           ------------  ---------  ---------

BALANCE, ENDING                            $   989,852   $565,962   $257,589
                                           ============  =========  =========

At December 31, 2004 and 2003, the total recorded investment in loans on nonaccrual status approximated $1,730,000 and $0, respectively. The recorded investment in loans past due 90 days or more and still accruing interest approximated $0 and $405,000 as of December 31, 2004 and 2003, respectively. Impaired loans approximated $656,000 and $0 as of December 31, 2004 and 2003, respectively. The allowance for loan loss does not include a specific allowance component for impaired loans as of December 31, 2004. The average investment in impaired loans during 2004 approximated $1,938,000. Interest income recognized on impaired loans in 2004 approximated $21,900. Interest income recognized on impaired loans on a cash basis in 2004 approximated $35,100. There were no loans classified as impaired during 2003 or 2002. No additional funds are committed to be advanced in connection with impaired loans.


(5)  PREMISES  AND  EQUIPMENT

Premises  and  equipment  are  comprised  of  the  following  as of December 31:

                               2004         2003
                            -----------  ----------
Land and Land Improvements  $  402,006   $ 341,569
Building                     1,655,022       6,506
Furniture and Equipment        636,009     320,814
Leasehold Improvements               -      18,445
Bank Vehicles                    6,795      45,447
Construction in Process          1,016     154,882
                            -----------  ----------

                             2,700,848     887,663

Accumulated Depreciation      (236,080)   (196,612)
                            -----------  ----------

                            $2,464,768   $ 691,051
                            ===========  ==========

Depreciation charged to operations totaled $139,505, $109,117 and $82,561 for 2004, 2003 and 2002, respectively.

Capitalized interest included in premises and equipment totaled $51,162, $6,050 and $0 in 2004, 2003 and 2002, respectively.

(6)  DEPOSITS

The aggregate amount of overdrawn deposit accounts reclassified as loan balances totaled $31,301 and $13,788 as of December 31, 2004 and 2003, respectively.

Components  of  interest-bearing  deposits  as  of  December  31 are as follows:

                            2004         2003
                         -----------  -----------

Interest-Bearing Demand  $   734,977  $   357,509
Savings                    4,205,161    5,265,995
Time, $100,000 and Over   10,423,923   13,320,693
Other Time                26,037,570   27,898,281
                         -----------  -----------


                         $41,401,631  $46,843,478
                         ===========  ===========

The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $8,340,000 and $9,923,000 as of December 31, 2004 and 2003, respectively.

As of December 31, 2004, the scheduled maturities of certificates of deposit are as follows:

    YEAR                   AMOUNT
------------            -----------

    2005                $30,425,140
    2006                  3,890,178
    2007                  1,462,968
    2008                    397,762
    2009                    285,445

                        $36,461,493
                        -----------

(7)  INCOME  TAXES

The components of the income tax expense (benefit) for the years ended December 31 are as follows:

                                   2004         2003
                               ------------  ----------
Deferred Expense               $ 2,455,382   $   7,405
Change in Valuation Allowance   (1,790,625)   (657,162)
                               ------------  ----------

                               $   664,757   $(649,757)
                               ============  ==========

The difference between income tax expense and the amount computed by applying the statutory federal income tax rate to the earnings before income taxes for the year ended December 31, 2004 relates primarily to the change in the valuation allowance.

The  following  summarizes  the  components  of  deferred  taxes at December 31:

                                            2004        2003
                                        ------------  --------
DEFERRED INCOME TAX ASSETS
  Allowance for Loan Losses             $   226,043   $203,651
  Preopening Expenses                       107,263    162,367
  Premises and Equipment                      3,902     14,028
  Operating Loss Carryforwards            1,424,504    267,866
  Net Unrealized Losses on Investments
    Securities Available for Sale            12,723      2,019
  Other                                      28,913      1,845
                                        ------------  --------

Total Gross Deferred Income Tax Assets    1,803,348    651,776
Less Valuation Allowance                 (1,790,625)         -
                                        ------------  --------

NET DEFERRED TAX ASSET                  $    12,723   $651,776
                                        ============  ========

The future tax consequences of the differences between the financial reporting and tax bases of the Company's assets and liabilities resulted in a net deferred tax asset. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

At December 31, 2004, the Company had federal and state net operating loss carryforwards for tax purposes of approximately $4,272,000, which will expire beginning in 2017 if not previously utilized.

(8)  BORROWINGS

The Bank had lines of credit available at December 31, 2004 and 2003 totaling $3,900,000 with its correspondent banks which represent available credit for overnight borrowings from financial institutions. No balances were outstanding as of December 31, 2004 and 2003.


(9)  COMMITMENTS

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. In most cases, the Bank requires collateral to support financial instruments with credit risk.

The  following  summarizes  commitments  as  of  December  31:

                                           APPROXIMATE
                                         CONTRACT  AMOUNT
                                      ----------------------
                                         2004        2003
                                      ----------  ----------
Financial Instruments Whose Contract
  Amounts Represent Credit Risk
    Commitments to Extend Credit      $1,314,000  $4,310,000
    Standby Letters of Credit            130,000     242,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management's credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit or personal property.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

(10)  STOCKHOLDERS'  EQUITY

Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the board of directors of the Company, up to a maximum of 10,000,000 shares. Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the board.

Dividends paid by the Bank are the primary source of funds available to the Company. Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities. These restrictions are based on the level of regulatory classified assets, the prior years' net earnings and the ratio of equity capital to total assets. The Bank is currently not allowed to pay dividends to the Company until it becomes cumulatively profitable.


(11)  RELATED  PARTY  TRANSACTIONS

It is the Bank's policy to make loans to directors and officers, including companies in which they have a beneficial interest, in the normal course of business. It is also the Bank's policy to comply with federal regulations that require that loan and deposit transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time made for comparable loans and deposits to other persons.

The  following  summary  reflects  activities  for  related  party  loans:

                           2004        2003
                        ----------  ----------
BALANCE, BEGINNING      $ 195,460   $ 432,596
  New Loans               803,580     143,425
  Principal Repayments   (126,426)   (380,561)
                        ----------  ----------

BALANCE, ENDING         $ 872,614   $ 195,460
                        ==========  ==========

As of December 31, 2004 and 2003, deposit accounts for related parties totaled approximately $232,000 and $218,000, respectively.

(12)  EMPLOYEE  AND  DIRECTOR  BENEFIT  PLANS

STOCK  OPTION  PLAN  AND  WARRANTS

Organizers of the Company are entitled to receive, in aggregate, 199,736 stock warrants. Each warrant entitles its holder to purchase, at any time within ten years from the date the Bank opened for business, an additional share of the Company's common stock for $10.00. These warrants vest at a rate of 33 percent annually on each anniversary of the Bank opening, so long as the director has served continuously as a director of the Company from opening date until the particular anniversary and has attended a minimum of 75 percent of the board's meetings. In the event of a change in control, the above warrants will vest immediately.

During 2003, the stockholders approved a stock option plan (the Option Plan) whereby the Company may grant options to acquire shares of common stock of the Company at the then fair value. A total of 125,000 shares of common stock were reserved for possible issuance under this plan. Vesting periods are established by the board at the date of grant and expire on the tenth anniversary of the grant date.

During 2004, the board of directors approved the granting of nonqualified stock options to an executive of the Company. The options allow the executive the right to purchase 27,500 shares at an exercise price of $10 per share. The options expire on the tenth anniversary of the grant date and vest over a three-year period.

A summary of activity related to the stock options, for the years ended December 31, 2004 and 2003 is presented below:

                                                     WEIGHTED AVERAGE
                                             SHARES   EXERCISE PRICE
                                             ------  -----------------
Outstanding, December 31, 2002                    -  $               -
  Granted                                    81,000              10.00

Outstanding, December 31, 2003               81,000              10.00

Granted                                      27,500              10.00
Forfeited                                    20,000              10.00
                                             ------  -----------------

Outstanding, December 31, 2004               88,500  $           10.00
                                             ======  =================

Eligible to be Exercised, December 31, 2004  21,000  $           10.00
                                             ======  =================

The weighted average fair values of options granted during 2004 and 2003 were $3.43 and $3.10, respectively. The fair value of each option grant is estimated on the date of the grant using the Minimum Value pricing model with the following weighted average assumptions used:

                              2004           2003
                          -------------  -------------
Dividend Yield                    0.00%          0.00%
Risk Free Interest Rate           4.25%          3.85%
Expected Life (in Years)            10             10

(13)  FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of NBOG Bancorporation's financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Bank, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Bank since purchase, origination or issuance.

CASH AND SHORT-TERM INVESTMENTS - For cash, due from banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

INVESTMENT SECURITIES AVAILABLE FOR SALE - Fair values for investment securities are based on quoted market prices.

OTHER INVESTMENTS - The fair value of other investments approximates carrying value.

LOANS - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

DEPOSIT LIABILITIES - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

STANDBY LETTERS OF CREDIT AND UNFULFILLED LOAN COMMITMENTS - Because these items are made using variable rates, the contract value is a reasonable estimate of fair value.

The carrying amount and estimated fair values of the Bank's financial instruments as of December 31 are presented hereafter:

                                                     2004                    2003
                                             ----------------------  ----------------------
                                             CARRYING    ESTIMATED   Carrying    Estimated
                                              AMOUNT    FAIR VALUE    Amount    Fair Value
                                             ---------  -----------  ---------  -----------
                                                              (in Thousands)

ASSETS
  Cash and Short-Term Investments            $   6,427  $     6,427  $   3,805  $     3,805
  Investment Securities Available for Sale       5,349        5,349      2,745        2,745
  Other Investments                                235          235        208          208
  Loans                                         32,292       33,040     47,163       48,606

LIABILITIES
  Deposits                                      43,727       43,390     49,085       49,226

UNRECOGNIZED FINANCIAL INSTRUMENTS
  Standby Letters of Credit                          -          130          -          242
  Unfulfilled Loan Commitments                       -        1,314          -        4,310

(13)  FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS  (CONTINUED)

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include the deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.


(14)  REGULATORY  MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under certain adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance sheet items, as calculated under regulatory accounting practices, must be met. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier 1 Capital to risk-weighted assets and of Tier 1 Capital to average assets.

On August 19, 2004, the board of directors entered into a formal agreement with the Office of the Comptroller of the Currency (OCC), which outlines actions to be taken by the Bank to address concerns by the OCC. One provision of the agreement calls for the Bank to maintain a total capital (to risk-weighted assets) ratio of 12.0 percent and tier 1 capital (to average assets) ratio of
8.0 percent as of December 31, 2004. The tier 1 capital ratio to average assets at December 31, 2004 was under the required 8.0 percent by 0.2 percent.

By March 31, 2005, the Bank is required to maintain capital ratios of total capital to risk weighted assets of 14.0 percent and tier 1 capital to average assets of 9.0 percent. The Bank has filed a capital plan for attaining the required level of regulatory capital that includes raising additional capital through a stock offering. The Bank has not received notification from the OCC regarding acceptance or rejection of its capital plan.

The Bank believes it has materially complied with all regulatory orders and restrictions.

As of December 31, 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. Additionally, under an agreement with the Office of the Comptroller of the Currency, the Bank is required to maintain a Tier I capital to average asset ratio of no less than 8 percent for the first three years of operations. The actual capital amounts and ratios for the Bank are also presented in the table. Disclosures related to the Company have been excluded as they did not significantly deviate from the disclosure herein.

                                                                                    TO BE WELL
                                                                                CAPITALIZED UNDER
                                                         FOR CAPITAL            PROMPT CORRECTIVE
                                  ACTUAL              ADEQUACY PURPOSES         ACTION PROVISIONS
                         ------------------------  ------------------------  ------------------------
                           AMOUNT        RATIO       AMOUNT        RATIO       AMOUNT        RATIO
                         -----------  -----------  -----------  -----------  -----------  -----------
                                                        (In Thousands)

DECEMBER 31, 2004

Total Capital to
  Risk-Weighted Assets   $     4,362       12.60%  $     2,768        8.00%  $     3,460       10.00%
Tier I Capital to
  Risk-Weighted Assets         3,923       11.30         1,384        4.00         2,076        6.00
Tier I Capital to
  Average Assets               3,923        7.80         2,015        4.00         2,518        5.00

December 31, 2003

Total Capital to
  Risk-Weighted Assets         7,032       16.00         3,527        8.00         4,409       10.00
Tier I Capital to
  Risk-Weighted Assets         6,841       14.70         1,763        4.00         2,646        6.00
Tier I Capital to
  Average Assets               6,481       12.40         2,086        4.00         2,608        5.00

(15)  OTHER  OPERATING  EXPENSES

Components of other operating expenses which are greater than 1 percent of interest income and other operating income for the years ended December 31 are as follows:

                                       2004     2003     2002
                                     --------  -------  -------
Data Processing Fees                 $111,854  $83,606  $58,516
Advertising and Marketing              98,080   50,120   76,940
Insurance and Assessments              71,426   63,597   29,412
Office Supplies                        43,847   43,847   42,546
Other Loan Related and Repossession   264,333   19,729   13,795
Other Miscellaneous                    89,276   27,591   15,553

(16) FINANCIAL INFORMATION OF NBOG BANCORPORATION, INC. (PARENT ONLY)


             NBOG BANCORPORATION, INC. (PARENT ONLY)
                        BALANCE SHEETS
                          DECEMBER 31

                            ASSETS

                                               2004        2003
                                            ----------  ----------
Cash and Interest-Bearing Deposits          $   36,620  $  270,020
Investment in Subsidiary                     3,897,845   6,206,907
Other Assets                                     8,555           -
                                            ----------  ----------

TOTAL ASSETS                                $3,943,020  $6,476,927
                                            ==========  ==========

             LIABILITIES AND STOCKHOLDERS' EQUITY

OTHER LIABILITIES                           $   25,000  $        -

STOCKHOLDERS' EQUITY                         3,918,020   6,476,927
                                            ----------  ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $3,943,020  $6,476,927
                                            ==========  ==========

(16) FINANCIAL INFORMATION OF NBOG BANCORPORATION, INC. (PARENT ONLY)

                    NBOG BANCORPORATION, INC. (PARENT ONLY)
                            STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31


                                                          2004         2003          2002
                                                      ------------  -----------  ------------
INTEREST INCOME                                       $       768   $      218   $    52,515
                                                      ------------  -----------  ------------
EXPENSES
  Salaries and Employee Benefits                                -            -        27,587
  Other Operating                                          82,615       46,498        31,377
                                                      ------------  -----------  ------------

                                                           82,615       46,498        58,964
                                                      ------------  -----------  ------------

LOSS BEFORE EQUITY IN
  UNDISTRIBUTED LOSS OF SUBSIDIARY                        (81,847)     (46,280)       (6,449)

EQUITY IN UNDISTRIBUTED INCOME (LOSS) OF SUBSIDIARY    (2,807,694)   1,025,727    (1,134,377)
                                                      ------------  -----------  ------------

NET INCOME (LOSS)                                     $(2,889,541)  $  979,447   $(1,140,826)
                                                      ============  ===========  ============

(16) FINANCIAL INFORMATION OF NBOG BANCORPORATION, INC. (PARENT ONLY)

                        NBOG BANCORPORATION, INC. (PARENT ONLY)
                                STATEMENTS OF CASH FLOWS
                            FOR THE YEARS ENDED DECEMBER 31



                                                          2004          2003          2002
                                                      ------------  ------------  ------------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income (Loss)                                   $(2,889,541)  $   979,447   $(1,140,826)
  Adjustments to Reconcile Net Income (Loss) to Net
    Cash Provided (Used) by Operating Activities
      Equity in Undistributed Loss of Subsidiary        2,807,694    (1,025,727)    1,134,377
      CHANGE IN
        Other Assets                                       (8,555)            -             -
        Other Liabilities                                  25,000             -        18,504
                                                      ------------  ------------  ------------

                                                          (65,402)      (46,280)       12,055
                                                      ------------  ------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  CAPITAL INFUSION IN SUBSIDIARY                         (519,410)     (615,001)   (5,439,539)
                                                      ------------  ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net Change in Line of Credit                                  -             -    (1,082,140)
  Proceeds from Sale of Common Stock                      351,412       911,681     6,556,220
  Payments of Deferred Offering Costs                           -       (18,055)       (8,921)
                                                      ------------  ------------  ------------

                                                          351,412       893,626     5,465,159
                                                      ------------  ------------  ------------

NET INCREASE (DECREASE) IN CASH                          (233,400)      232,345        37,675

CASH AND INTEREST-BEARING DEPOSITS, BEGINNING             270,020        37,675             -
                                                      ------------  ------------  ------------

CASH AND INTEREST-BEARING DEPOSITS, ENDING            $    36,620   $   270,020   $    37,675
                                                      ============  ============  ============

(17)  SUBSEQUENT  EVENT

The Company filed a rights offering with the Securities and Exchange Commission on February 4, 2005 to sell 1,000,000 shares of common stock at a proposed price per unit of $6. On March 17, 2005, the Company's board of directors approved to revise the number of shares and price per unit of the rights offering to 1,500,000 shares and $4 per unit, respectively. The proceeds from the offering will be used to satisfy the capital ratios required by the OCC and to support the continued growth of the Bank.